UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2011

CHINA GREEN AGRICULTURE, INC.
(Exact name of Registrant as specified in charter)

Nevada	001-34260	36-3526027
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

3rd Floor, Borough A, Block A.
No.181 South Taibai Road
Xi’an, Shaanxi Province
People’s Republic of China 710065
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (011)-86-29-88266368

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐           Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On March 31, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of China Green Agriculture, Inc., a Nevada corporation (the “Company”), approved (i) a new cash compensation plan for certain Company employees, including the Company’s directors and executive officers, effective for the fiscal year ending June 30, 2011 (the “Cash Plan”), (ii) the grant of restricted stock to certain executive officers and directors of the Company under the Company’s 2009 Equity Incentive Plan, and (iii) the cancellation of certain unvested stock options of the Company.

2011 Cash Plan

Pursuant to the Cash Plan, the Committee determined that (i) the Company’s chairman and chief executive officer, Mr. Tao Li, is entitled to a base salary of $300,000, (ii) the Company’s chief financial officer, Mr. Ken Ren, is entitled to a base salary of $160,000, and (iii) each independent director of the Company, consisting of Yizhao Zhang, Robert B. Fields and Lianfu Liu, is entitled to a base salary of $24,000.

The Cash Plan also provides for aggregate cash bonuses (the “Cash Bonus”) payable to (i) Mr. Li in the amount of up to 40% of his base salary, or $120,000, and (ii) Mr. Ren in the amount of up to 35% of his base salary, or $56,000.  According to the Cash Plan, 20% of the Cash Bonus is payable at the end of each quarter of the year ending June 30, 2011 (the “Quarterly Bonuses”), and 20% of the Cash Bonus is payable at the end of the fiscal year ending June 30, 2011 (the “Year-End Bonus”), if the Company achieves certain revenue and operating income targets set for each period.  For the payment of the Quarterly Bonuses, both the revenue and operating income targets must be achieved for that quarter.

With respect to the Year-End Bonus, the Cash Plan sets forth three target levels of revenue and operating income targets for the year ending June 30, 2011: (i) the Base Target, (ii) the Threshold Target, which equals 80% of the revenue and operating income targets of the Base Target, and (iii) the Maximum Target, which equals 110% of the revenue and operating income targets of the Base Target.  If the Base Target is achieved, the full Year-End Bonus is payable.  If the Threshold Target is achieved, 70% of the Year-End Bonus is payable, and if the Maximum Target is achieved, 110% of the Year-End Bonus is payable.  Additionally, with respect to each of these three target levels, if only the revenue component is met for such target, 70% of the amount payable for achieving such target will be paid.   Alternatively, if only the operating income component is met for such target, 30% of the amount payable for achieving such target will be paid.

2011 Equity Grants

Under the 2009 Equity Incentive Plan of the Company, the Committee granted (i) 38,000 shares of restricted stock to Mr. Tao Li, the Company’s chairman and chief executive officer, (ii) 30,000 shares of restricted stock to Mr. Ken Ren, the Company’s chief financial officer, (iii) 8,000 shares of restricted to Mr. Yizhao Zhang, an independent director of the Company, and (iv) 6,000 shares of restricted stock to each of Mr. Robert B. Fields and Mr. Lianfu Liu, both independent directors of the Company (the “2011 Stock Grants”).  The 2011 Stock Grants all vest in two equal installments on June 2, 2011 and December 31, 2011.

Additionally, in consideration for Mr. Zhang’s past services to the Company, the Committee granted Mr. Zhang an additional 8,000 shares of restricted stock which vest on April 31, 2011.

The restricted stock was granted pursuant to the Company’s Form of Restricted Stock Grant Agreement, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2010.

Cancellation of Stock Options

The Committee approved the cancellation of the following unvested options to purchase common stock of the Company held by officers and directors of the Company:

•
Options to purchase 25,000 shares of common stock granted to Mr. Tao Li at an exercise price of $14.70 per share, vesting on December 31, 2011 if the Company achieved certain revenue and operating income targets for the fiscal year ending June 30, 2011;

•
Options to purchase 20,129 shares of common stock granted to Mr. Tao Li at an exercise price of $14.70 per share, vesting in two equal installments on September 30, 2011 and 2012 if the Company achieved certain revenue and operating income targets for the year ended June 30, 2010, which targets were achieved;

•
Options to purchase 3,333 shares of common stock granted to Mr. Yizaho Zhang at an exercise price of $14.70 per share, vesting on December 31, 2011 if the Company achieved certain revenue and operating income targets for the fiscal year ending June 30, 2011;

•
Options to purchase 3,333 shares of common stock granted to Mr. Lianfu Liu at an exercise price of $14.70 per share, vesting on December 31, 2011 if the Company achieved certain revenue and operating income targets for the fiscal year ending June 30, 2011; and

•
Options to purchase 3,333 shares of common stock granted to Mr. Robert B. Fields at an exercise price of $14.02 per share, vesting on December 31, 2011 if the Company achieved certain revenue and operating income targets for the fiscal year ending June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2011	CHINA GREEN AGRICULTURE, INC.
(Registrant)

	By:	/s/ Tao Li
Tao Li
President and Chief Executive Officer